--------------------------------------------------------------------------------
                                     Filed Pursuant to Rule 424(b)(2)
                                          Registration No. 333-132747

Subject to Completion: PROSPECTUS SUPPLEMENT
(To Prospectus dated March 27, 2006)
Preliminary Prospectus Supplement dated September 22, 2006

Auto-Callable Notes with Contingent Protection

UBS AG $__ NOTES LINKED TO THE AMEX GOLD BUGS INDEX(R) DUE ON OR ABOUT MARCH __, 2008

Issuer (Booking Branch):         UBS AG (Jersey Branch)

Maturity Date:                   We currently expect that the Notes will mature
                                 on or about March __, 2008 (Investment term of 18 months)

Coupon: We will not pay you interest during the term of the Notes.

Underlying Index:                The return on the Notes is linked to the
                                 performance of the Amex Gold BUGS (Basket of Unhedged Gold Stocks) Index(R) (the "Index").

Call Feature:                    The Notes will be called if the closing level
                                 of the Index on any Quarterly Observation Date is above the Index Starting Level.

Observation Dates:               December __, 2006, March __, 2007, June __,
                                 2007, September __, 2007, December __, 2007
                                 and March __, 2008

Called Return if Notes           If we call the Notes, you will receive a cash
are called:                      payment per $10.00 principal amount of the
                                 Notes equal to the Call Price for the
                                 applicable Observation Date. The Called Return will be a simple return of between 20% and 24% per annum to be determined on or about
                                 September 25, 2006 (the "trade date"):

                                     QUARTERLY                   CALLED RETURN                 CALL PRICE
                                 OBSERVATION DATE            (ASSUMING 22.0% P.A.)            (PER $10.00)
                                 -------------------------------------------------------------------------
                                   December __, 2006                  5.5%                       $10.55
                                   March __, 2007                    11.0%                       $11.00
                                   June __, 2007                     16.5%                       $11.65
                                   September __, 2007                22.0%                       $12.20
                                   December __, 2007                 27.5%                       $12.75
                                   March __, 2008                    33.0%                       $13.30

Settlement Amount if             At maturity, if your Notes have not previously
Notes are NOT called:            been called, you will receive a cash payment
                                 per $10.00 principal amount of the Notes based on the Index Return:

                                 o If the Index NEVER CLOSES AT OR BELOW the Contingent Protection Level on any day over the term of the Notes, you will receive a cash payment at the Maturity Date equal to $10.00 per $10.00 principal amount of Notes.

                                 o    If the Index CLOSES AT OR BELOW the
                                      Contingent Protection Level on any day
                                      over the term of the Notes AND THE INDEX
                                      RETURN IS NEGATIVE, you will receive:
                                      $10.00 x [1 + (Index Return)]

                                 IF THE NOTES ARE NOT CALLED, YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT. SPECIFICALLY, IF THE INDEX RETURN IS NEGATIVE AND THE INDEX HAS CLOSED AT OR BELOW THE CONTINGENT PROTECTION LEVEL ON ANY DAY OVER THE TERM OF THE NOTES, YOU WILL LOSE 1% OF YOUR PRINCIPAL FOR EACH 1% DECLINE IN THE INDEX. THE LIKELIHOOD OF THE CLOSING LEVEL OF THE INDEX DECLINING BELOW THE CONTINGENT PROTECTION LEVEL DURING THE TERM OF THE NOTE WILL DEPEND IN LARGE PART ON THE VOLATILITY OF THE INDEX -- THE FREQUENCY AND MAGNITUDE OF CHANGES IN THE LEVEL OF THE INDEX. YOU SHOULD NOTE THAT SINCE ITS INCEPTION, THE INDEX HAS EXPERIENCED SIGNIFICANT VOLATILITY.

                                 For a description of how your payment at maturity will be calculated, see "How to determine the return on the Notes" on page S-4 and "Specific Terms of the Notes--Payment upon a Call or at Maturity" on page S-18.

Contingent Protection Level:     __, which is 20% of the Index Starting Level

Index Return:                    Index Ending Level - Index Starting Level
                                 -----------------------------------------
                                           Index Starting Level

Index Starting Level:            __, the closing level of the Index on the
                                 trade date.

Index Ending Level:              The closing level of the Index on or about
                                 March __, 2008 (the "final valuation date").

No Listing:                      The Notes will not be listed or displayed on
                                 any securities exchange, the Nasdaq National
                                 Market System or any electronic communications network.

CUSIP Number:                    __

SEE "RISK FACTORS" BEGINNING ON PAGE S-7 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

This offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                           Price to       Underwriting      Proceeds to
                            Public          Discount          UBS AG
Per Note ..............      100%             1.75%           98.25%
Total .................

UBS INVESTMENT BANK                     UBS FINANCIAL SERVICES INC.

Prospectus Supplement dated September __, 2006            [Logo graphic omitted]

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


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Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE AUTO-CALLABLE NOTES?

The Auto-Callable Notes (the "Notes") are medium-term notes issued by UBS that are designed for investors who believe that the level of the Amex Gold BUGS Index(R) (the "Index") will increase over the term of the Notes. Investors must be willing to risk losing up to 100% of their principal amount invested if the Notes have not been called, the Index Return is negative and the Index closes at or below the Contingent Protection Level on any day over the term of the Notes and to accept that they will receive a positive return on their Notes only if the Index closes above the Index Starting Level on any Quarterly Observation Date including the final valuation date. Investors must also be willing to forego interest payments on the Notes.

The Notes will be called if the closing level of the Index on any Quarterly Observation Date is above the Index Starting Level. If we call the Notes, you will receive the Call Price for the applicable Observation Date. The Call Price is equal to $10 x (1 + Called Return) for each $10 principal amount of the Notes. The Called Return will be a simple return of between 20% and 24% per annum, to be determined on the trade date.

If the Notes are not called, at maturity you will receive a cash payment based on the Index Return. If the Index never closes at or below the Contingent Protection Level on any day over the term of the Notes, you will receive a cash payment equal to $10.00 per $10.00 principal amount of the Notes. If the Index closes at or below the Contingent Protection Level on ANY day over the term of the Notes and the Index Return is negative, you will lose 1% of your principal for each 1% decline in the Index. The Contingent Protection Level equals __, which is 20% below the Index Starting Level.

IF THE INDEX HAS CLOSED AT OR BELOW THE CONTINGENT PROTECTION LEVEL ON ANY DAY OVER THE TERM OF THE NOTES, YOU WILL LOSE 1% OF YOUR PRINCIPAL FOR EVERY 1% DECLINE IN THE INDEX UP TO A MAXIMUM LOSS ON THE NOTES OF 100%.

THE LIKELIHOOD OF THE CLOSING LEVEL OF THE INDEX DECLINING BELOW THE CONTINGENT PROTECTION LEVEL DURING THE TERM OF THE NOTE WILL DEPEND IN LARGE PART ON THE VOLATILITY OF THE INDEX -- THE FREQUENCY AND MAGNITUDE OF CHANGES IN THE LEVEL OF THE INDEX. YOU SHOULD NOTE THAT SINCE ITS INCEPTION, THE INDEX HAS EXPERIENCED SIGNIFICANT VOLATILITY.

For a description of how the Index Return and your payment at maturity will be calculated, see "How to determine the return on the Notes" on page S-4 and "Specific Terms of the Notes--Payment upon a Call or at Maturity" on page S-18.

WHAT IS THE INDEX?

The Index is a modified equal dollar weighted index of 15 companies involved in gold mining. The Index was designed to provide significant exposure to near term movements in gold prices by only including companies that do not hedge their gold production beyond 1.5 years. The Index (index symbol "HUI") is published by the American Stock Exchange LLC ("Amex") and was established on March 15, 1996.

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                                                                             S-1

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The following chart provides the ticker symbol, the weighting percentage and the primary trading exchange for each of the Index Constituent Stocks as of September 20, 2006:

TICKER             NAME                           % WEIGHT     PRIMARY EXCHANGE
------             ----                           ---------    ----------------
GFI UN Equity   Gold Fields Ltd                     15.41%         New York
NEM UN Equity   Newmont Mining Corp                 15.07%         New York
FCX UN Equity   Freeport-McMoRan Copper & Gold Inc  10.00%         New York
CDE UN Equity   Coeur d'Alene Mines Corp            5.19%          New York
HL UN Equity    Hecla Mining Co                     5.08%          New York
KGC UN Equity   Kinross Gold Corp                   5.05%          New York
HMY US Equity   Harmony Gold Mining Co Ltd          5.05%          New York
GG UN Equity    Goldcorp Inc                        5.04%          New York
IAG UN Equity   Iamgold Corp                        5.02%          New York
EGO US Equity   Eldorado Gold Corp                  5.01%          American
AEM UN Equity   Agnico-Eagle Mines Ltd              4.95%          New York
GOLD UW Equity  Randgold Resources Ltd              4.93%           NASDAQ
MDG UN Equity   Meridian Gold Inc                   4.87%          New York
GSS UA Equity   Golden Star Resources Ltd           4.74%          American
AUY UA Equity   Yamana Gold Inc                     4.58%          American

An investment in the Notes does not entitle you to any dividends, voting rights or any other ownership interest in the Index Constituent Stocks.

HOW HAS THE INDEX PERFORMED HISTORICALLY?

We have included a table and a graph showing the month-end closing level of the Index from March 1996 through September 2006 in the section entitled "Historical Closing Levels of the Amex Gold BUGS Index(R)" on page S-15.

We have provided this information to help you evaluate the behavior of the Index in various economic environments; however, this information may not be indicative of how the Index will perform in the future.

SELECTED PURCHASE CONSIDERATIONS

> EXPOSURE TO POSITIVE INDEX RETURNS--The Notes are designed for investors who believe that the Index will increase over the term of the Notes and who are willing to risk losing up to 100% of their principal amount if the Notes have not been called, the Index Return is negative and the Index closes at or below the Contingent Protection Level on ANY day over the term of the Notes.

> CONTINGENT PRINCIPAL PROTECTION--If the Notes have not been called and the Index closes at or below the Contingent Protection Level on ANY day over the term of the Notes, your payment at maturity will be reduced 1% of your principal for each 1% decline in the Index up to 100%.

> CALLABLE--The Notes must be called if the Index closes above the Index Starting Level on any Quarterly Observation Date, including the final valuation date.

> INDIRECT EXPOSURE TO THE PRICE OF GOLD THROUGH EXPOSURE TO THE INDEX--The Notes are linked to the Index which is comprised of companies involved in gold mining and is designed to provide significant exposure to near term movements in gold prices by including companies that do not hedge their gold production beyond 1.5 years.

> MINIMUM INVESTMENT--Your minimum investment is 10,000 Notes at a principal amount of $10.00 per Note (for a total minimum purchase price of $100,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 10,000 Notes.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-7.

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S-2

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>    YOU MAY LOSE ALL OF YOUR PRINCIPAL--The return on the Notes depends on the
     Index increasing in value and you may lose some or all of your investment if the Index level closes at or below the Contingent Protection Level on any day over the term of the Notes and the Index Return is negative. The payment to you at maturity will be reduced by 1% of your principal for every 1% loss in the Index if the Index closes at or below the Contingent Protection Level on any day over the term of the Notes and the Index Return is negative.

> THE CALL FEATURE LIMITS YOUR POTENTIAL RETURN--The appreciation potential of the Notes is limited to the pre-specified Called Return, regardless of the performance of the Index. In addition, since the Notes could be called as early as December __, 2006, the first Observation Date, the term of your investment could be as short as 3 months and your total return on the Notes could be only between 5% and 6%.

> THERE IS A HIGH PROBABILITY THAT THE INDEX WILL FALL BELOW THE CONTINGENT PROTECTION LEVEL--If the Index follows its historical pattern of significant volatility, there is a high probability that the Index will fall below the Contingent Protection Rate. As a result, you may lose some or all of your investment.

> YOUR INVESTMENT IS CONCENTRATED--All of the Index Constituent Stocks are issued by companies whose primary lines of business are directly associated with gold mining. As a result, your investment in the Notes will be concentrated in one industry.

> NO INTEREST OR DIVIDEND PAYMENTS--You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in the Index Constituent Stocks.

> NO LISTING--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You believe the Index will not close at or below the Contingent Protection Level on ANY day over the term of the --- Notes.

> You believe that the Index will close above the Index Starting Level on any Quarterly Observation Date (and therefore you will receive a POSITIVE return on your investment).

> You believe the Index will remain stable for the term of the Note and will close above the Index Starting Level in the last quarter.

> You are willing to invest in Notes that will be called on ANY Quarterly Observation Date on which the Index closes above the Index Starting Level or otherwise to hold the Notes to maturity.

>    You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

> You believe that the Index will close below the Index Starting Level on ANY day over the term of the Notes and that at maturity the Index Return will be NEGATIVE (and therefore you will receive a NEGATIVE return on your investment).

> You believe that the price of gold and the price of stock of companies involved in gold mining will decline over the term of the Notes.

> You seek an investment that offers more than the very limited principal protection of the Notes.

> You are not willing to make an investment where you could lose up to 100% of your principal amount.

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                                                                             S-3

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>    You seek an investment whose return is not limited to the pre-specified
     Called Return, a simple return of between 20% and 24% per annum (to be determined on the trade date).

>    You seek current income from your investment.

>    You seek an investment for which there will be an active secondary market.

> You are unable or unwilling to hold Notes that may be called on any Quarterly Observation Date on which the Index closes above the Index Starting Level or otherwise to hold the Notes to maturity.

> You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. SOME OF THESE TAX CONSEQUENCES ARE SUMMARIZED BELOW, BUT WE URGE YOU TO READ THE MORE DETAILED DISCUSSION IN "Supplemental Tax CONSIDERATIONS--SUPPLEMENTAL U.S. TAX CONSIDERATIONS" ON PAGE S-26.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long term capital gain or loss if you have held your Notes for more than one year.

IN THE OPINION OF OUR COUNSEL, SULLIVAN & CROMWELL LLP, IT WOULD BE REASONABLE TO TREAT YOUR NOTES IN THE MANNER DESCRIBED ABOVE. HOWEVER, BECAUSE THERE IS NO AUTHORITY THAT SPECIFICALLY ADDRESSES THE TAX TREATMENT OF THE NOTES, IT IS POSSIBLE THAT YOUR NOTES COULD ALTERNATIVELY BE TREATED FOR TAX PURPOSES IN THE MANNER DESCRIBED UNDER "Supplemental Tax CONSIDERATIONS--SUPPLEMENTAL U.S. TAX CONSIDERATIONS--ALTERNATIVE TREATMENTS" ON PAGE S-27.

HOW TO DETERMINE THE RETURN ON THE NOTES

Set forth below is an explanation of the steps necessary to determine the return on the Notes.

IF THE NOTES ARE CALLED PRIOR TO MATURITY:

The Notes will be called if the closing level of the Index is above the Index Starting Level on any Quarterly Observation Date. If we call the Notes, you will receive a cash payment per $10.00 principal amount of theNotes equal to the Call Price for the applicable Observation Date. The Call Price is equal to $10 x (1 + Called Return) for each $10 principal amount of the Notes. The Called Return will be a simple return of between 20% and 24% per annum, to be determined on the trade date:

    QUARTERLY                  CALLED RETURN                 CALL PRICE
OBSERVATION DATE           (ASSUMING 22.0% P.A.)            (PER $10.00)
------------------------------------------------------------------------
December __, 2006                    5.5%                      $10.55
March __, 2007                      11.0%                      $11.00
June __, 2007                       16.5%                      $11.65
September __, 2007                  22.0%                      $12.20
December __, 2007                   27.5%                      $12.75
March __, 2008                      33.0%                      $13.30

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


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IF THE NOTES ARE NOT CALLED PRIOR TO MATURITY:

At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Index Return.

     The Index Return is the difference between the closing level of the Index on the final valuation date and on the trade date, expressed as a percentage of the closing level of the Index on the trade date, calculated as follows:

                    Index Ending Level - Index Starting Level
     Index Return = -----------------------------------------
                             Index Starting Level

     where the "Index Starting Level" is __, the closing level of the Index on the trade date, and the "Index Ending Level" is the closing level of the Index on the final valuation date.

If the Index never closes at or below the Contingent Protection Level on any day over the term of the Notes, you will receive a cash payment at maturity equal to $10.00 per $10.00 principal amount of the Notes. If the Index closes at or below the Contingent Protection Level on any day over the term of the Notes and the Index Return is negative, you will receive: $10.00 x [1 + (Index Return)].

HOW DO THE NOTES PERFORM AT MATURITY?
HYPOTHETICAL EXAMPLES
ASSUMPTIONS:

Principal amount of the Notes:   $10.00
Index Starting Level:            300
Called Return:                   22% per annum (to be determined on the trade
                                 date)

EXAMPLE 1

NOTES ARE CALLED 1 YEAR AFTER TRADE DATE
Index Starting Level:            300.00
Contingent Protection Level:     240 (80% of the Index Starting Level)

Index Level December __, 2006:   290.00 (below Index Starting Level, Notes NOT
                                 called)
Index Level March __, 2007:      280.00 (below Index Starting Level, Notes NOT
                                 called)
Index Level June __, 2007:       290.00 (below Index Starting Level, Notes NOT
                                 called)
Index Level September __, 2007:  310.00 (above Index Starting Level, Notes are called)

CALL PRICE (PER $10.00):         $12.20

SINCE THE NOTES ARE CALLED 1 YEAR AFTER THE TRADE DATE, INVESTORS WILL RECEIVE A TOTAL OF $12.20 PER $10.00 PRINCIPAL AMOUNT (22% TOTAL RETURN ON THE NOTES).

EXAMPLE 2

NOTES ARE CALLED AT MATURITY
Index Starting Level:            300.00
Contingent Protection Level:     240 (80% of the Index Starting Level)

Index Level December __, 2006:   290.00 (below Index Starting Level, Notes NOT
                                 called)
Index Level March __, 2007:      280.00 (below Index Starting Level, Notes NOT
                                 called)
Index Level June __, 2007:       270.00 (below Index Starting Level, Notes NOT
                                 called)
Index Level September __, 2007:  260.00 (below Index Starting Level, Notes NOT called)
Index Level December __, 2007:   270.00 (below Index Starting Level, Notes NOT
                                 called)
Index Level March __, 2008:      310.00 (above Index Starting Level, Notes are
                                 called)

CALL PRICE (PER $10.00):         $13.30

AT MATURITY, INVESTORS WILL RECEIVE A TOTAL OF $13.30 PER $10.00 PRINCIPAL AMOUNT (33.00% TOTAL RETURN ON THE NOTES).

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                                                                             S-5

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EXAMPLE 3

NOTES ARE NOT CALLED

Index Starting Level:            300.00
Contingent Protection Level:     240.00 (80% of the Index Starting Level)

Index Level December __, 2006:   290.00 (below Index Starting Level, Notes NOT
                                 called)
Index Level March __, 2007       280.00 (below Index Starting Level, Notes NOT
                                 called)
Index Level June __, 2007:       270.00 (below Index Starting Level, Notes NOT
                                 called)
Index Level September __, 2007:  260.00 (below Index Starting Level, Notes NOT called)
Index Level December __, 2007:   250.00 (below Index Starting Level, Notes NOT
                                 called)
Index Level March __, 2008:      245.00 (below Index Starting Level, Notes NOT
                                 called)

SETTLEMENT AMOUNT (PER $10.00):  $10.00

AT MATURITY, INVESTORS RECEIVE A TOTAL OF $10.00 PER $10.00 PRINCIPAL AMOUNT (0% TOTAL RETURN ON THE NOTES). THE NOTES ARE NOT CALLED OVER THE TERM AND THE INDEX NEVER CLOSES AT OR BELOW THE CONTINGENT PROTECTION LEVEL ON ANY DAY OVER THE TERM OF THE NOTES.

EXAMPLE 4

NOTES ARE NOT CALLED AND THE INDEX CLOSES AT OR BELOW THE CONTINGENT PROTECTION LEVEL ON ANY DAY DURING THE TERM OF THE NOTES

Index Starting Level:            300.00
Contingent Protection Level:     240 (80% of the Index Starting Level)

Index Level December __, 2006:   290.00 (below Index Starting Level, Notes NOT
                                 called)
Index Level March __, 2007       280.00 (below Index Starting Level, Notes NOT
                                 called)
Index Level June __, 2007:       250.00 (below Index Starting Level, Notes NOT
                                 called)
Index Level September __, 2007:  230.00 (below Index Starting Level, Notes NOT called)
Index Level December __, 2007:   220.00 (below Index Starting Level, Notes NOT
                                 called)
Index Level March __, 2008:      210.00 (below Index Starting Level, Notes NOT
                                 called)

SETTLEMENT AMOUNT (PER $10.00)   $10.00 x (1 - INDEX RETURN)
                                 $10.00 x (1 - 30%)

                                 $7.00

SINCE THE INDEX RETURN IS NEGATIVE AND THE INDEX HAS CLOSED AT OR BELOW THE CONTINGENT PROTECTION LEVEL ON ANY DAY OVER THE TERM OF THE NOTES, AT MATURITY INVESTORS WILL RECEIVE A TOTAL OF $7.00 PER $10.00 PRINCIPAL AMOUNT (-30% TOTAL RETURN ON THE NOTES).

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Risk Factors

The return on the Notes is linked to the performance of the Index. Investing in the Notes is not equivalent to investing directly in the Index. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE RETURN ON THE NOTES DEPENDS ON THE INDEX INCREASING IN VALUE AND YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL IF THE INDEX LEVEL DECREASES.

The Notes differ from ordinary debt securities in that we will not pay you interest on the Notes or a fixed amount at maturity. If the Notes are not called, your cash payment at maturity will be based on the Index Return and you will receive a negative return on your investment. If the index closes at or below the Contingent Protection Level on any day over the term of the Notes, a negative Index Return will reduce your cash payment at maturity below your principal. IF THE LEVEL OF THE INDEX DECREASES OVER THE TERM OF THE NOTES AND IF THE INDEX CLOSES AT OR BELOW THE CONTINGENT PROTECTION LEVEL ON ANY DAY OVER THE TERM OF THE NOTES, THE PAYMENT AT MATURITY WILL BE REDUCED BY 1% OF YOUR PRINCIPAL FOR EVERY 1% LOSS IN THE INDEX OF UP TO 100% OF YOUR PRINCIPAL AMOUNT.

THE LIKELIHOOD OF THE CLOSING LEVEL OF THE INDEX DECLINING BELOW THE CONTINGENT PROTECTION LEVEL DURING THE TERM OF THE NOTE WILL DEPEND IN LARGE PART ON THE VOLATILITY OF THE INDEX -- THE FREQUENCY AND MAGNITUDE OF CHANGES IN THE LEVEL OF THE INDEX. YOU SHOULD NOTE THAT SINCE ITS INCEPTION, THE INDEX HAS EXPERIENCED SIGNIFICANT VOLATILITY.

See "How to determine the return on the Notes" on page S-4.

YOUR APPRECIATION POTENTIAL IS LIMITED TO THE CALLED RETURN.

The appreciation potential of the Notes is limited to the pre-specified Called Return, regardless of the performance of the Index. In addition, since the Notes could be called as early as December 2006, the first Observation Date, the term of your investment could be as short as three months and your total annualized return on the Notes could be only between 5% and 6% (to be determined on the trade date).

THE INDEX IS HIGHLY VOLATILE AND THERE IS A HIGH PROBABILITY THAT THE NOTES WILL BE CALLED OR THAT THE INDEX WILL FALL BELOW THE CONTINGENT PROTECTION LEVEL AT SOME TIME DURING THE TERM OF THE NOTES.

Since its inception, the Index has experienced significant volatility. As a result, there is a high probability that your Notes will be called before the maturity date limiting your appreciation potential. In addition, there is a high probability that the Index will fall below the Contingent Protection Level at some time during the term of the Notes exposing you to the loss of some or all of your principal investment if the Index Return is negative.

THE INDEX CONSTITUENT STOCKS ARE CONCENTRATED IN ONE INDUSTRY.

All of the Index Constituent Stocks are issued by companies whose primary lines of business are directly associated with gold mining. As a result, an investment in the Notes will be concentrated in one industry.

RISK FACTORS
--------------------------------------------------------------------------------

THE MARKET PRICE OF GOLD WILL DIRECTLY AFFECT THE LEVEL OF THE INDEX AND WILL THEREFORE AFFECT THE MARKET VALUE OF THE NOTES.

We expect that generally the market value of the Notes will depend primarily on the market price of gold. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include macroeconomic factors, including, among other things:

>    the structure of and confidence in the global monetary system;

>    expectations of the future rate of inflation;

> the relative strength of, and confidence in, the U.S. dollar, the currency in which the price of gold is generally quoted;

>    interest rates and gold borrowing and lending rates; and

> global or regional economic, financial, political, regulatory, judicial or other events.

Gold prices may also be affected by industry factors such as:

>    industrial and jewelry demand;

> lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold;

>    levels of gold production and production costs; and

> short-term changes in supply and demand because of trading activities in the gold market.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date, when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Index on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

> the volatility of the Index (I.E., the frequency and magnitude of changes in the level of the Index);

>    the composition of the Index and changes in the Index Constituent Stocks;

>    the market price of the Index Constituent Stocks;

> the dividend rate paid on the Index Constituent Stocks (dividend payments on the Index Constituent Stocks may influence the value of the Index Constituent Stocks and the level of the Index, and therefore affect the market value of the Notes);

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market-maker;

>    interest rates in the market;

>    the time remaining to the maturity of the Notes;

>    the creditworthiness of UBS; and

> economic, financial, political, regulatory or judicial events that affect the level of the Index or the market price of the Index Constituent Stocks or that affect stock markets generally.

RISK FACTORS
--------------------------------------------------------------------------------

THE LEVEL OF THE INDEX MAY BE AFFECTED BY FACTORS THAT ARE SPECIFIC TO THE INDEX CONSTITUENT STOCKS AND THEREFORE MAY DIFFER FROM THE PRICE OF GOLD.

The Index is comprised of companies involved in gold mining and is designed to provide significant exposure to near term movement in the price of gold. However, the Notes are not directly linked to the price of gold and therefore, if the price of gold increases, the level of the Index may not increase as rapidly as the price of gold. Factors specific to each Index Constituent Stock unrelated to the price of gold may affect the price of such Index Constituent Stock adversely.

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS.

Some of the Index Constituent Stocks have been issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross-shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

THE INCLUSION OF COMMISSIONS AND COMPENSATION IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

CHANGES THAT AFFECT THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The policies of American Stock Exchange LLC("Amex"), concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes affecting the Index Constituent Stocks or the issuers of the Index Constituent Stocks, such as stock

RISK FACTORS
--------------------------------------------------------------------------------

dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if Amex changes these policies, for example by changing the manner in which it calculates the Index, or if Amex discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the Index Ending Level is not available because of a market disruption event or for any other reason and no successor index is selected, the calculation agent--which initially will be UBS Securities LLC, an affiliate of UBS--may determine the Index Ending Level or fair market value of the Notes--and thus the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH AMEX AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION.

UBS and its affiliates are not affiliated with Amex in any way (except for licensing arrangements discussed below in "The Amex Gold BUGS Index(R)" on page S-13) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If Amex discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-20 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation" on page S-22. Amex is not involved in the offer of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions that might affect the value of your Notes.

We have derived the information about Amex and the Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or Amex contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the Index and Amex.

HISTORICAL PERFORMANCE OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES.

The trading prices of the Index Constituent Stocks will determine the Index level. As a result, it is impossible to predict whether, or the extent to which, the level of the Index will rise or fall. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Index Constituent Stocks and the level of the Index. Accordingly, the historical performance of the Index should not be taken as an indication of the future performance of the Index.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN THE INDEX CONSTITUENT STOCKS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON THE INDEX CONSTITUENT STOCKS OR THE INDEX MAY IMPAIR THE MARKET VALUE OF THE NOTES.

As described below under "Use of Proceeds and Hedging" on page S-24, we or one or more affiliates may hedge our obligations under the Notes by purchasing the Index Constituent Stocks, futures or options on the Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index, and we may adjust these hedges by, among other things, purchasing or selling the Index Constituent Stocks,

RISK FACTORS
--------------------------------------------------------------------------------

futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index or the Index Constituent Stocks at any time. Although they are not expected to, any of these hedging activities may increase the market price of the Index Constituent Stocks and/or the level of the Index, and, therefore, decrease the probability that the Notes are called on an Observation Date and the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in the Index Constituent Stocks and other investments relating to the Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could increase the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, decrease the probability that the Notes are called on an Observation Date and the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS AG or another affiliate of UBS AG and the interests of holders of the Notes. Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the Notes or the probability of the Notes being called or the amount payable at maturity.

WE AND OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE UNDERLYING ASSETS, INDEX OR INDICES TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that calls into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets, index or indices to which the Notes are linked.

RISK FACTORS
--------------------------------------------------------------------------------

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-4, "Supplemental Tax Considerations" on page S-26, and the sections "U.S. Tax Considerations" and "Tax Considerations Under The Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE INDEX CONSTITUENT STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE INDEX CONSTITUENT STOCKS.

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Index Constituent Stocks. As a holder of the Notes, you will not have voting rights or any other rights that holders of the Index Constituent Stocks may have.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF THE INDEX CLOSING LEVEL ON AN OBSERVATION DATE OR THE CALL SETTLEMENT DATE IF A MARKET DISRUPTION EVENT OCCURS ON AN OBSERVATION DATE AND CAN POSTPONE THE DETERMINATION OF THE INDEX ENDING LEVEL OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

The calculation agent may postpone the determination of the Index closing level on an Observation Date if the calculation agent determines that a market disruption event has occurred or is continuing on an Observation Date. The calculation agent may also postpone the determination of the Index Ending Level if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will an Observation Date or the final valuation date be postponed by more than ten business days. As a result, a possible call of the Notes or the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the determination of the closing level of the Index on an Observation Date or the Index Ending Level on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index closing level or the Index ending level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index closing level or the Index Ending Level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" on page S-20.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment upon a call of or at maturity of the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-23. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index Constituent Stocks or the Index has occurred or is continuing on an Observation Date or on the final valuation date. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent could determine whether the Notes must be called on an Observation Date or the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

--------------------------------------------------------------------------------

The Amex Gold BUGS Index(R)

INDEX DESCRIPTION

The Amex Gold BUGS (Basket of Unhedged Gold Stocks) Index(R) (the "Index") is a modified equal dollar weighted index of 15 companies involved in gold mining. The Index was designed to provide significant exposure to near term movements in gold prices by only including companies that do not hedge their gold production beyond 1.5 years. The Index was launched on March 15, 1996 at a base value of
200. Adjustments are made quarterly after the close of trading on the third Friday of March, June, September and December so that each component stock represents its assigned weight in the Index. Similar to other index values published by the American Stock Exchange LLC ("Amex"), the value of the Index is published every 15 seconds through the Consolidated Tape Association's Network B under the ticker symbol "HUI".

INDEX CALCULATION

The Index is calculated using a modified equal-dollar weighting methodology. Three of the largest component securities by market value are assigned higher percentage weights in the Index at the time of the quarterly rebalancing and the remaining Index Constituent Stocks are given an equal percentage weight. The Index has a scheduled quarterly rebalance after the close of trading on the third Friday of March, June, September and December, so that each component stock is represented at approximately its assigned weight in the Index. The following provides a list of the current Index Constituent Stocks and the weight to which each component is set at the time of each quarterly rebalance.

---------  -----------------------------  ---------------  ----------------
                                                             ASSIGNED INDEX
                                                             WEIGHT FOR
                                              PRIMARY        QUARTERLY
 SYMBOL     COMPANY NAME                      EXCHANGE       REBALANCE
---------  -----------------------------  ---------------  ----------------
 AEM        AGNICO EAGLE MINES LTD            NYSE             5.00%
 CDE        COEUR D'ALENE MINES CORP          NYSE             5.00%
 EGO        ELDORADO GOLD CORP.               AMEX             5.00%
 FCX        FREEPRT MCMOR COP&GLD -CL B       NYSE            10.00%
 GFI        GOLD FIELDS LTD -ADR              NYSE            15.00%
 GG         GOLDCORP INC                      NYSE             5.00%
 GLG        GLAMIS GOLD LTD                   NYSE             5.00%
 GOLD       RANDGOLD RES LTD                  NASDAQ           5.00%
 GSS        GOLDEN STAR RESOURCES LTD         AMEX             5.00%
 HL         HECLA MINING CO                   NYSE             5.00%
 HMY        HARMONY GOLD MNG LTD -ADR         NYSE             5.00%
 IAG        IAMGOLD CORP                      AMEX             5.00%
 KGC        KINROSS GOLD CORP                 NYSE             5.00%
 MDG        MERIDIAN GOLD INC                 NYSE             5.00%
 NEM        NEWMONT MINING CORP               NYSE            15.00%
---------  -----------------------------  ---------------  ----------------

THE AMEX GOLD BUGS INDEX(R)
--------------------------------------------------------------------------------

As of September 20, 2006, the actual weight of each Index Constituent Stock is as follows:

---------------  ----------------------------------  ---------  ----------
                                                     PRIMARY
 TICKER          NAME                                EXCHANGE     % WEIGHT
---------------  ----------------------------------  ---------  ----------
 GFI UN EQUITY   GOLD FIELDS LTD                     NEW YORK     15.41%
 NEM UN EQUITY   NEWMONT MINING CORP                 NEW YORK     15.07%
 FCX UN EQUITY   FREEPORT-MCMORAN COPPER & GOLD INC  NEW YORK     10.00%
 CDE UN EQUITY   COEUR D'ALENE MINES CORP            NEW YORK     5.19%
 HL UN EQUITY    HECLA MINING CO                     NEW YORK     5.08%
 KGC UN EQUITY   KINROSS GOLD CORP                   NEW YORK     5.05%
 HMY US EQUITY   HARMONY GOLD MINING CO LTD          NEW YORK     5.05%
 GG UN EQUITY    GOLDCORP INC                        NEW YORK     5.04%
 IAG UN EQUITY   IAMGOLD CORP                        NEW YORK     5.02%
 EGO US EQUITY   ELDORADO GOLD CORP                  AMERICAN     5.01%
 AEM UN EQUITY   AGNICO-EAGLE MINES LTD              NEW YORK     4.95%
 GOLD UW EQUITY  RANDGOLD RESOURCES LTD              NASDAQ       4.93%
 MDG UN EQUITY   MERIDIAN GOLD INC                   NEW YORK     4.87%
 GSS UA EQUITY   GOLDEN STAR RESOURCES LTD           AMERICAN     4.74%
 AUY UA EQUITY   YAMANA GOLD INC                     AMERICAN     4.58%
---------------  ----------------------------------  ---------  ----------


Amex has, and may at any time, change the number or assigned weighting of stocks comprising the Index by adding or deleting one or more stocks, or replace one or more stocks included in the Index with one or more substitute stocks of its choice, if in Amex's discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Index. However, in order to reduce turnover in the Index, the Amex generally attempts to combine additions and deletions to the Index with a scheduled rebalancing. Historically, most discretionary component changes have been made in connection with the June review.

INDEX ELIGIBILITY & MAINTENANCE

The Index is calculated and maintained by Amex. Amex may change the composition of the Index at any time to reflect the conditions of the gold mining industry and to ensure that the component securities continue to represent the gold mining companies. The Index is maintained in accordance with Exchange Rule 901C, which, among other things, requires that securities meet the following requirements in order to be eligible for inclusion in the Index:

> All component stocks will either be listed on the Amex, the New York Stock Exchange, or traded through the facilities of the National Association of Securities Dealers Automated Quotation System and reported National Market System securities;

> A minimum market value of at least $75 million, except that for each of the lowest weighted component securities in the Index that in the aggregate account for no more than 10% of the weight of the Index, the market value can be at least $50 million;

> Trading volume in each of the last six months of not less than 1,000,000 shares, except that for each of the lowest weighted component securities in the Index that in the aggregate account for no more than 10% of the weight of the Index, the trading volume may be at least 500,000 shares in each of the last six months;

> At least 90% of the Index's numerical Index value, and at least 80% of the total number of component securities, will meet the current criteria for standardized option trading set forth in Exchange Rule 915;

> Foreign country securities or American Depositary Receipts ("ADRs") thereon that are not subject to comprehensive surveillance agreements do not in the aggregate represent more than 20% of the weight of the Index;

THE AMEX GOLD BUGS INDEX(R)
--------------------------------------------------------------------------------

Every quarter after the close of trading on the third Friday of March, June, September and December, the Index portfolio is adjusted by changing the number of shares of each component stock so that each one again represents an assigned weight in the Index. The newly adjusted portfolio becomes the basis for the Index's value effective on the first trading day following the quarterly adjustments. If necessary, a divisor adjustment is made to ensure continuity of the Index's value.

The number of shares of each component stock in the Index portfolio remain fixed between quarterly reviews, except in the event of certain types of corporate actions such as the payment of a dividend, other than an ordinary cash dividend, stock distribution, stock split, reverse stock split, rights offering, or a distribution, reorganization, recapitalization, or some such similar event with respect to a component stock. When the Index is adjusted between quarterly reviews for such events, the number of shares of the relevant security will be adjusted, to the nearest whole share, to maintain the component's relative weight in the Index at the level immediately prior to the corporate action. The Index may also be adjusted in the event of a merger, consolidation, dissolution, or liquidation of an issuer of a component stock. In the event of a stock replacement, the average dollar value of the remaining components that are assigned the lower Index weight will be calculated and that amount invested in the new component stock to the nearest whole share. In choosing among stocks that meet the hedging requirements and minimum criteria set forth in Exchange Rule 901C, the Amex represents that it will make every effort to add new stocks that are representative of the gold mining industry and will take into account, among other factors, a stock's capitalization, liquidity, volatility, and name recognition. In connection with any adjustments to the Index, the Index divisor is adjusted to ensure that there are no changes to the Index level as a result of non-market forces.

HISTORICAL CLOSING LEVELS OF THE AMEX GOLD BUGS INDEX(R)

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the Index on September 20, 2006 was 290.57. The actual Index Starting Level will be the closing level of the Index on the trade date.

The graph below illustrates the performance of the Index from March 29, 1996 through September 20, 2006 and illustrates the contingent protection feature of the Note.

[The following data represents a graph in the printed piece:]

"1996"  205.47
        209.04
        215.44
        184.9
        179.75
        184.02
        171.42
        167.59
        168.35
        162.7
        157.03
        180.89
        160.22
        143.06
        151.51
        146.79
        145.76
        144.87
        156.7
        121.97
         99.84
         96.21
"1998"   97.59
        100.27
        109.41
        117.83
         99.15
         91.09
         81.19
         60.85
         89.24
         83.54
         78.18
         67.66
         67.3
         66.55
         64.02
         77.38
         65.8
         69.9
         67.02
         70.54
         86.52
         79.61
         75.19
         74.03
"2000"   65.83
         67.22
         62.23
         58.94
         57.09
         58.32
         49.6
         50.68
         46.74
         38.63
         42.14
         40.97
         47.69
         55.05
         49.72
         56.1
         62.69
         63.32
         60.79
         65.93
         71.81
         67.87
         63.96
         65.2
"2002"   76.06
         86.25
         98.8
        107.51
        141.43
        126.94
        107.35
        128.64
        125.94
        110.79
        115.93
        145.12
        144.09
        132.16
        123.73
        124.69
        141.52
        149.45
        164.04
        193.79
        195.34
        216.16
        248.43
        242.93
"2004"  215.63
        224.8
        235.89
        178.78
        199.93
        188.94
        186.05
        207.39
        231.38
        233.6
        236.94
        215.33
        201.57
        215.32
        201.86
        178.03
        185.78
        201.56
        196.77
        205.99
        245.19
        222.84
        243.44
        276.9
"2006"  342.43
        305.87
        336.32
        378.79
        333.81
        337.18
        329.21
        348.94
        290.57

Source: Bloomberg L.P.

THE AMEX GOLD BUGS INDEX(R)
--------------------------------------------------------------------------------

LICENSE AGREEMENT

Amex and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Notes. The Index is owned and published by Amex.

The license agreement between Amex and UBS provides that the following language must be set forth in this prospectus supplement:

Amex is under no obligation to continue the calculation and dissemination of the Index and the method by which the Index is calculated and the name "Amex Gold BUGS Index(R)" may be changed at the discretion of Amex. No inference should be drawn from the information contained in this prospectus supplement that Amex makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Index to track general stock market performance. Amex has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the Index. Amex is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the Notes or in the determination or calculation of the equation by which the Notes are to be settled in cash. Amex has no obligation or liability in connection with the administration, marketing or trading of the Notes. The use of and reference to the Index in connection with the Notes have been consented to by Amex.

Amex disclaims all responsibility for any inaccuracies in the data on which the Index is based, or any mistakes or errors or omissions in the calculation or dissemination of the Index.

--------------------------------------------------------------------------------

Valuation of the Notes

UPON A CALL. If the Notes are called you will receive the Call Price for the applicable Observation Date. The Call Price is equal to $10 x (1 + Called Return) for each $10 principal amount of the Notes. The Called Return will be a simple return of between 20% and 24% per annum, to be determined on the Trade
Date:

    QUARTERLY                  CALLED RETURN                 CALL PRICE
OBSERVATION DATE           (ASSUMING 22.0% P.A.)            (PER $10.00)
------------------------------------------------------------------------
December __, 2006                    5.5%                      $10.55
March __, 2007                      11.0%                      $11.00
June __, 2007                       16.5%                      $11.65
September __, 2007                  22.0%                      $12.20
December __, 2007                   27.5%                      $12.75
March __, 2008                      33.0%                      $13.30

AT MATURITY. If the Notes are not called, you will receive a cash payment at maturity based on the Index Return. The Notes are exposed to any decrease in the level of the Index and a negative Index Return will reduce your cash payment at maturity below your principal amount if the Index closes at or below the Contingent Protection Level on any day over the term of the Notes. If the Index DECREASES over the term of the Notes, you may lose up to 100% of your principal amount. For a description of how your payment at maturity will be calculated, see "How to determine the return on the Notes" on page S-4 and "Specific Terms of the Notes--Payment upon a Call or at Maturity" on page S-18.

PRIOR TO CALL OR MATURITY. You should understand that the market value of the Notes prior to a possible call or prior to maturity will be affected by several factors, many of which are beyond our control. We expect that, generally, the level of the Index on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the volatility of the Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-7 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture more particularly described in the accompanying prospectus from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (I.E., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to "Index" mean the Amex Gold BUGS Index(R).

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

Your minimum investment is 10,000 Notes at a principal amount at $10.00 per Note (for a total minimum purchase price of $100,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 10,000 Notes.

PAYMENT UPON A CALL OR AT MATURITY

If the Notes are called prior to maturity:

The Notes will be called if the closing level of the Index is above the Index Starting Level on any Quarterly Observation Date. If we call the Notes you will receive the Call Price for the applicable Observation Date. The Call Price is equal to $10 x (1 + Called Return) for each $10 principal amount of the Notes. The Called Return will be a simple return of between 20% and 24% per annum, to be determined on the trade date:

    QUARTERLY                  CALLED RETURN                 CALL PRICE
OBSERVATION DATE           (ASSUMING 22.0% P.A.)            (PER $10.00)
------------------------------------------------------------------------
December __, 2006                    5.5%                      $10.55
March __, 2007                      11.0%                      $11.00
June __, 2007                       16.5%                      $11.65
September __, 2007                  22.0%                      $12.20
December __, 2007                   27.5%                      $12.75
March __, 2008                      33.0%                      $13.30

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

If the Notes are NOT called prior to maturity:

At maturity you will receive a cash payment per $10.00 principal amount of the Notes based on the Index Return.

> If the Index never closes at or below the Contingent Protection Level on any day over the term of the Notes, you will receive a cash payment equal to $10.00 per $10.00 principal amount of the Notes.

> If the Index closes at or below the Contingent Protection Level on any day over the term of the Notes and the Index Return is negative, you will lose 1% of your principal for each 1% decline in the Index.

IF THE INDEX DECREASES OVER THE TERM OF THE NOTES, YOU MAY LOSE UP TO 100% OF YOUR PRINCIPAL AMOUNT.

The "Index Return" will be the difference between the closing level of the Index on the final valuation date and on the trade date, expressed as a percentage and calculated as follows:

                 Index Ending Level - Index Starting Level
  Index Return = -----------------------------------------
                           Index Starting Level

where the "Index Starting Level" is __, the closing level of the Index on the trade date, and the "Index Ending Level" is the closing level of the Index on the final valuation date.

The Contingent Protection Level equals __, which is 20% below the Index Starting Level.

See "How to determine the return on the Notes" on page S-4.

CALL SETTLEMENT DATE

If the Notes are called on any Observation Date (other than the final Observation Date), the call settlement date will be on or about five days following such Observation Date, unless that day is not a business day, in which case the call settlement date will be the next following business day. If the fifth business day before this applicable day does not qualify as the first Observation Date as determined in accordance with "--Observation Dates" below, then the call settlement date will be the fifth business day following such first Observation Date. If the Notes are called on the final Observation Date (the final valuation date), the call settlement date will be the maturity date. The calculation agent may postpone an Observation Date--and therefore a call settlement date--if a market disruption event occurs or is continuing on a day that would otherwise be an Observation Date. We describe market disruption events under "--Market Disruption Event" below.

OBSERVATION DATES

The Observation Dates will be quarterly on or about December __, 2006, March __, 2007, June __, 2007, September __, 2007, December __, 2007 and March __, 2008
until March __, 2008 (the final valuation date), unless the calculation agent determines that a market disruption event occurs or is continuing on any such day. In that event, the affected Observation Date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will an Observation Date for the Notes be postponed by more than ten business days.

MATURITY DATE

If not previously called, the Notes will mature on or about March __, 2008, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

If the Notes are not previously called, the final valuation date will be March __, 2008 (the same date as the final Observation Date), unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Index closing level on each Observation Date and the Index Ending Level on the final valuation date. As described above, either Observation Date and the final valuation date may be postponed, and thus the determination of the Index closing level and the Index Ending Level may be postponed if the calculation agent determines that, on an Observation Date or on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index closing level or the Index ending level be postponed by more than ten business days.

If the determination of the Index closing level or the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index closing level or the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index closing level or the Index ending level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

> a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

> a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of Index Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

> the Index is not published, as determined by the calculation agent in its sole discretion; or

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described in the section entitled "Use of Proceeds and Hedging" on page S-24.

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Stocks.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained; or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency; or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE INDEX; ALTERATION OF METHOD OF
CALCULATION

If Amex discontinues publication of the Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index then the calculation agent will determine the Index Return, Index Starting Level, Index Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the value of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or another index and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the securities included in the Index or the method of calculating the Index has been changed at any time in any respect--including any addition, deletion or substitution and any reweighting or rebalancing of the Index Constituent Stocks and whether the change is made by Amex under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Constituent Stocks or their issuers or is due to any other reason--that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the Index Return, Index Starting Level, Index Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the

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SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

Index Return used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Index Return, Index Starting Level, Index Ending Level, the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes upon a call or at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Index Return, the Index starting level, the level of the Index on each Observation Date, the Index ending level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options or futures on Index Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

> acquire or dispose of long or short positions of securities of issuers of the Index Constituent Stocks;

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Constituent Stocks;

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or

>    any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the U.S. equity markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "Risk FACTORS" ON PAGE S-7 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF JUNE 30, 2006 (UNAUDITED)                            CHF          USD
---------------------------------------------------------------------------
                                                            (IN MILLIONS)

Debt
  Debt issued(1) .................................     287,245      234,677
                                                       -------      -------
  Total Debt .....................................     287,245      234,677
Minority Interest(2) .............................       6,061        4,952
Shareholders' Equity .............................      45,465       37,145
                                                       -------      -------
Total capitalization .............................     338,771      276,774
                                                       =======      =======


---------------

(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION BASED ON THE REMAINING MATURITIES.

(2) INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.81699.

--------------------------------------------------------------------------------

Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES FEDERAL AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus. This discussion applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     o    a dealer in securities,

     o a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

     o    a bank,

     o    a life insurance company,

     o    a tax-exempt organization,

     o a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

     o a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes should be treated as a pre-paid derivative contract with respect to the Index and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

accordance with such characterization. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (I.E., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

ALTERNATIVE TREATMENTS. Alternatively, it is possible that the Notes could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

TREASURY REGULATIONS REQUIRING DISCLOSURE OF REPORTABLE TRANSACTIONS. Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a "Reportable Transaction"). Under these regulations, if the Notes are denominated in a foreign currency, a United States holder that recognizes a loss with respect to the Notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

     o payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

     o the payment of the proceeds from the sale of a Note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

     o    fails to provide an accurate taxpayer identification number,

     o is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

     o in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

     o the proceeds are transferred to an account maintained by you in the United States,

     o the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

     o the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Note effected at a foreign office of a broker will be subject to information reporting if the broker is:

     o    a United States person,

     o    a controlled foreign corporation for United States tax purposes,

     o a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

     o    a foreign partnership, if at any time during its tax year:

          o one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

          o such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL

Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue, turnover and redemption of the Notes. However, the Notes sold through a bank or other securities dealer resident in Switzerland or Liechtenstein might be subject to Securities Turnover Tax.

RESIDENTS OF SWITZERLAND

If you are a Swiss resident investor and hold the Notes in your private property, you may treat any gain or loss realized upon the sale, redemption or repayment of the Notes as a tax-free capital gain or a non-deductible loss, respectively, provided, however, that you may have to report any element of adjustment. It is possible that, for Swiss income tax purposes, your investment in Notes may be treated as an investment in bonds with a variable one-time return. Thus, if you hold your Notes until maturity, you may be taxed upon any proceeds from the repayment in excess of the principal amount initially invested. If you sell your Notes to a third party prior to maturity, you may be taxed upon the difference between the sale proceeds and your initially invested amount.

--------------------------------------------------------------------------------

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 1.50% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Notes against payment for the Notes on or about the fourth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary ................    S-1
Risk Factors .................................    S-7
The AMEX Gold BUGS Index(R) ..................   S-13
Valuation of the Notes .......................   S-17
Specific Terms of the Notes ..................   S-18
Use of Proceeds and Hedging ..................   S-24
Capitalization of UBS ........................   S-25
Supplemental Tax Considerations ..............   S-26
ERISA Considerations .........................   S-30
Supplemental Plan of Distribution ............   S-31

PROSPECTUS

Introduction .................................      3
Cautionary Note Regarding Forward-
  Looking Statements .........................      5
Incorporation of Information About
  UBS AG .....................................      7
Where You Can Find More Information ..........      8
Presentation of Financial Information ........      9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its
  Management and Others ......................     10
Capitalization of UBS ........................     10
UBS ..........................................     11
Use of Proceeds ..............................     13
Description of Debt Securities We May
  Offer ......................................     14
Description of Warrants We May Offer .........     36
Legal Ownership and Book-Entry
  Issuance ...................................     53
Considerations Relating to Indexed
  Securities .................................     59
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency ..............     62
U.S. Tax Considerations ......................     65
Tax Considerations Under the Laws of
  Switzerland ................................     76
ERISA Considerations .........................     78
Plan of Distribution .........................     79
Validity of the Securities ...................     82
Experts ......................................     82


[Logo graphic omitted]

Auto-Callable Notes

UBS AG $__ NOTES
LINKED TO THE
AMEX GOLD BUGS INDEX(R)
DUE ON OR ABOUT MARCH __, 2008

PROSPECTUS SUPPLEMENT

SEPTEMBER __, 2006
(TO PROSPECTUS DATED MARCH 27, 2006)

UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.